EXHIBIT 3.1

C0478217
FILED
December 10, 1998
Effective January 1, 1999
Sec. Of State

State of North Carolina

Department of the Secretary of State

ARTICLES OF INCORPORATION

Pursuant to § 55-2-02 of the General Statutes of North Carolina, the undersigned person does hereby submit these Articles for the purpose of forming a business corporation
1           The name of the corporation is:  Garman Cabinet & Millwork, Inc.__________________
2           The number of shares the corporation is authorized to issue is:  (100,000)_____________
             These shares shall be:  (check either a or b)
a XX__ all of one class, designated as common stock; or
b_____ divided into classes or series within a class as provided in the attached schedule, with the information required by NCGS § 55-6-01.
3           The street address and county of the initial registered office of the corporation is:
              Number and Street10622 Spruce Knob Lane_________________________________
          City, State, Zip CodeCharlotte, North Carolina, 28214  County  Mecklenburg County__
4           The mailing address if different from the street address of the initial registered office is:
             _______________________________________________________________________
5           The name of the initial registered agent is:  Valerie A. Garman_____________________
6           Any other provisions which the corporation elects to include are attached
7           The name and address of each incorporator is as follows:
 Edward C Leach, 319 S Sharon Amity Rd, Ste 200, Charlotte, North Carolina 28211
8           These articles will be effective upon filing, unless a date and/or time is specified:

January 1, 1999
This the 8th day of December, 1998
Signature
Edward C. Leach, Incorporator
Type or Print Name and Title